EXHIBIT 99.1

Contact:
Cal Reed, Chairman & CEO	William Snyder, CFO
Tel: (510) 449-0100

Peak International Reports Second Quarter Results

Revenues up 10% over Same Quarter Last Year

Contract Signed for Sale of Incomplete Factory

Fremont, California, October 22, 2004. Peak International Limited (NASDAQ: PEAK) today reported results for its second quarter ended September 30, 2004 and the signing of a $7.5 million contract for the sale of its incomplete factory in Shenzhen, the PRC.

Revenues increased 10% over the same quarter last year and decreased by 6% compared to the prior quarter.

Net sales in the second quarter of fiscal 2005 were $16.8 million, up 10% compared to the second quarter of fiscal 2004 and down 6% compared to the first quarter of fiscal 2005. Net sales for the six months ended September 30, 2004 were $34.6 million, up 14% as compared to $30.3 million recorded for the same period in fiscal 2004. Peak recorded a net loss of approximately $1,497,000 for the second quarter of fiscal 2005 as compared to a net loss of $599,000 for the same quarter last year. A net loss of $1,173,000 was recorded for the six months ended September 30, 2004 compared to a net loss of $677,000 recorded for the six months ended September 30, 2003. Loss per share on a diluted basis was $0.12 for the second quarter of fiscal 2005 as compared to a loss per share of $0.05 for the second quarter of fiscal 2004 and an earnings per share of $0.03 for the first quarter of fiscal 2005. Loss per share on a diluted basis was $0.09 for the six months ended September 30, 2004 as compared to a loss per share of $0.06 for the six months ended September 30, 2003.

The decrease in net sales from last quarter’s reflected a slowdown in demand for some of the Company’s products, particularly semiconductor trays. Gross margin decreased due to an increase in petroleum-based raw material costs as a consequence of the recent surge in crude oil prices as well as lower ASPs. The Company recorded an inventory reserve for SemiCycle trays, tubes, reels and tapes due to pricing trends, as well as wrote off certain slow moving inventories and scrap materials. A net gain of $340,000 was recognized as a result of a settlement with the Hong Kong Inland Revenue Department for prior years’ tax disputes, when Peak was allowed a significant relief on related interest charges.

Peak entered into a contract for the sale of Warden Development Limited, a wholly owned subsidiary that holds title to an incomplete factory in Shenzhen, the PRC and the associated land rights. Peak anticipates that the sale will be completed by year end.

Peak also announced that Robert Ganter had joined the company as its vice president, Quality and will be resident at the company’s factory in Shenzhen, the PRC. Mr. Ganter has a Ph.D. in mechanical engineering from the University of Michigan and extensive industry experience.

Cal Reed, Peak’s Chairman and CEO said, “We worked very hard during the quarter to maintain market share for our core products in the face of escalating costs and falling demand. We are continuing to focus on new product development and are pleased to report that we have shipped a growing number of disk caddies to new customers. While initial volumes for these higher margin products are small, we are confident that sales will expand in the coming quarters. We have begun work on transitioning the processing partner arrangement with our factory to a directly controlled foreign invested production enterprise. We believe this arrangement will better facilitate our operating and employment practices in our factory in the PRC. We will be working very hard this quarter to bring our expenses in line with our revenues and to restore the company to both positive cash flow and profitability.”

About Peak International Limited (NASDAQ: PEAK)

Peak International Limited is a leading low cost supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays operating worldwide under its SemiCycle trade name.

Earnings Call:

Peak will host a conference call discussing the Company’s second quarter results on Monday, October 25, 2004 starting at 10:00 a.m. Eastern Time. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.peakinternational.com/investor.html. For those unable to listen to the live webcast, a replay of the call will also be available on the Peak website, or by dialing 888-286-8010 in the USA or 617-801-6888 internationally and entering passcode 78036307.

Safe Harbor Statement

Except for historical information contained herein, the statements in this press release regarding Peak’s expansion of its manufacturing capacity and its anticipated future demand for semiconductor trays, Peak’s expectations regarding the strength of the semiconductor industry, and Peak’s beliefs about future favorable conditions for Peak, future sales and continued profitability are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, intellectual property rights of third parties, patent litigation in Taiwan, difficulties related to working in the PRC, including regional government and processing partner relations, and health issues and their potential effect on our factory and customers, market demand for the company’s products, increasing competition, issues related to costs of manufacturing, availability and pricing of new and recycled raw materials, particularly those that are petroleum based, the possible revaluation of the PRC currency, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended September 30,
	2004	2003
	(Unaudited)	(Unaudited)
Net Sales	$16,787	$15,224
Cost of Goods Sold	13,989	11,366

Gross Profit	2,798	3,858

Selling and Marketing	3,036	2,810
General and Administrative	1,671	1,681
Research and Development	39	61

Loss from operations	(1,948)	(694)
Other income (expense) – net	(84)	63
Interest income	44	38

Loss before income taxes	(1,988)	(593)
Income tax (expense) benefit	491	(6)

NET LOSS	$(1,497)	$(599)

LOSS PER SHARE
– Basic	$(0.12)	$(0.05)
– Diluted	$(0.12)	$(0.05)

Weighted Average Number of Shares Outstanding
– Basic	12,396,000	12,075,000
– Diluted	12,396,000	12,075,000

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Six Months Ended September 30,
	2004	2003
	(Unaudited)	(Unaudited)
Net Sales	$34,581	$30,286
Cost of Goods Sold	26,463	21,951

Gross Profit	8,118	8,335

Selling and Marketing	6,184	5,592
General and Administrative	3,374	3,223
Research and Development	85	104
Asset Impairment	—	—

Loss from operations	(1,525)	(584)
Other income (expense) – net	(164)	4
Interest income	77	88

Loss before income taxes	(1,612)	(492)
Income tax (expense) benefit	439	(185)

NET LOSS	$(1,173)	$(677)

LOSS PER SHARE
– Basic	$(0.09)	$(0.06)
– Diluted	$(0.09)	$(0.06)

Weighted Average Number of Shares Outstanding
– Basic	12,379,000	12,208,000
– Diluted	12,379,000	12,208,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	September 30, 2004	March 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$20,433	$20,303
Accounts receivable - net of allowance for doubtful accounts of $311 at September 30, 2004 and $237 at March 31, 2004	12,537	12,393
Inventories	13,420	13,547
Other receivables, deposits and prepayments	1,260	1,050
Income taxes receivable	26	—

Total current assets	47,676	47,293

Asset to be disposed of by sale	5,230	5,230
Property, plant and equipment – net	28,314	28,246
Land use right	752	761
Deposits for acquisition of property, plant and equipment	35	969
Income taxes receivable	—	5,085
Other deposit	301	301

TOTAL ASSETS	$82,308	$87,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable
- Trade	$5,659	$4,436
- Property, plant and equipment	226	628
- Accrued payroll and employee benefits	1,615	1,480
Accrued other expenses	1,134	1,168
Income taxes payable	242	5,858

Total current liabilities	8,876	13,570

Deferred Income Taxes	1,572	1,670

Total Liabilities	10,448	15,240

Stockholders’ Equity:
Share capital	125	123
Additional paid-in capital	27,047	26,702
Retained earnings	45,849	47,022
Accumulated other comprehensive loss	(1,161)	(1,202)

Total stockholders’ equity	71,860	72,645

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$82,308	$87,885

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Six Months Ended September 30,
	2004	2003
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(1,173)	$(677)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,384	3,115
Deferred income taxes	(98)	121
Loss on disposal/write-off of property, plant and equipment	82	489
Allowance for doubtful accounts	(9)	(41)
Changes in operating assets and liabilities:
Accounts receivable	(135)	(379)
Inventories	127	250
Other receivables, deposits and prepayments	(210)	(199)
Income taxes receivable	5,059	(686)
Accounts payable-trade	1,223	374
Accrued payroll, employee benefits and other expenses	101	252
Income taxes payable	(5,616)	61

Net cash provided by operating activities	2,735	2,680

Investing activities:
Acquisition of property, plant and equipment	(3,927)	(3,077)
Proceeds on disposal of property, plant and equipment	—	12
(Increase) decrease in deposits for acquisition of property, plant and equipment	934	(56)

Net cash used in investing activities	(2,993)	(3,121)

Financing activities:
Proceeds from issuance of common stock	347	474
Payment for repurchase of common stock	—	(2,416)

Net cash (used in) provided by financing activities	347	(1,942)

Net increase/(decrease) in cash and cash equivalents	89	(2,383)
Cash and cash equivalents at beginning of period	20,303	25,928
Effects of exchange rate changes on cash and cash equivalents	41	(134)

Cash and cash equivalents at end of period	$20,433	$23,411

Supplemental cash flow information:
Cash paid during the period
Interest	$—	$—
Income taxes	73	689